EXHIBIT 5.1

October 10, 2024

Sacks Parente Golf, Inc.

551 Calle San Pablo

Camarillo, CA 93012

Dear Sirs/Mesdames:

RE: SACKS PARENTE GOLF, INC.

We have acted as counsel to Sacks Parente Golf, Inc., a corporation incorporated under laws of the State of Delaware (the “Corporation”) in connection with issuance of 366,000 shares of the corporation’s Common Stock, par value $0.01 per share (the “Common Shares”) . The issuance of the Common Shares will be qualified under a preliminary prospectus supplement (the “Preliminary Prospectus Supplement”) filed with the Securities and Exchange Commission (the “Commission”) on October 8, 2024 and final prospectus supplement (the “Final Prospectus Supplement”) dated October 10, 2024, which supplements the base prospectus dated September 23, 2024 (the “Prospectus”) forming part of the Corporation’s Form S-3 Registration Statement (File No. 333-281664) (the “Registration Statement”) filed with the Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder.

For the purposes of this opinion, we have examined and relied upon, among other things, the following:

(a) the Preliminary Prospectus Supplement;

(b) the Final Prospectus Supplement;

(c) the Prospectus;

(d) the Registration Statement;

(e) the underwriting agreement dated October 8, 2024 (the “Underwriting Agreement”, together with the Preliminary Prospectus Supplement, Final Prospectus Supplement, Prospectus and Registration Statement, the “Documents”), between Aegis Capital Corp. (the “Underwriter”) and the Corporation; and

(f) a certificate dated April 9, 2024 of the Chief Financial Officer of the Corporation with respect to certain factual matters and certifying the resolutions passed by the directors of the Corporation authorizing, among other things, the issuance of the Common Shares (the “Officer’s Certificate”);

In preparation for the delivery of this opinion, we have examined the above-mentioned documents. As to various questions of fact material to this opinion which we have not independently established, we have examined and relied upon, without independent verification, certificates of public official and officers of the Corporation including, without limitation, the Officer’s Certificate.

Assumptions

For purposes of the opinions expressed herein, we have assumed:

1. the genuineness of all signatures, the legal capacity and signing authority (excluding officers of the Corporation) of all individuals, the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic or photostatic copies or facsimiles (including commercial reproductions);

2. the identity and capacity of any person acting or purporting to act as a corporate or public official;

3. the accuracy and completeness of all information provided to us by public officials, offices of public record or officers of the Corporation and we have assumed that such information is true and correct as at the time when it was provided and continues to be true and correct from such time to the date hereof;

4. the accuracy and completeness of all representations and statements of fact contained in all documents, instruments and certificates (including, without limitation, the Officer’s Certificate);

5. the accuracy and completeness of the minute books and all other corporate records of the Corporation reviewed by us;

6. at all material times, there is no effective order, injunction, instrument or similar pronouncement issued by any government, government instrument, authority or agency that would have the effect of ceasing, preventing or restricting the distribution, trade, issuance, offering, sale or delivery of securities of the Corporation or that affects any person who engages in such a trade; and

7. the Common Shares were offered, issued and sold in compliance with applicable United States federal and state securities laws, and in the manner stated in the Documents.

We have not undertaken any independent investigation to verify the accuracy of any of the foregoing assumptions.

Qualifications

Our opinions set forth below are qualified as follows:

1. We are, and are delivering this letter as, members of the State Bar of California. We neither express nor imply any opinion as to the laws of any jurisdiction other than the internal laws of the State of California, the DGCL and the Federal laws of the United States that are generally applicable to transactions of the nature contemplated by the Agreement. We neither express nor imply any opinion as to any other laws. The foregoing laws considered by us exclude, and we neither express nor imply any opinion as to: (a) laws, rules and regulations of any counties, cities, towns, municipalities and special political subdivisions and any agencies thereof; (b) any state, blue sky or foreign securities laws, rules or regulations; or (c) except as they relate directly to the Company, any laws, rules or regulations of FINRA or the Board of Governors of the Federal Reserve System. Furthermore, we neither express nor imply any opinion as to antitrust, banking, environmental, patent or other intellectual property, land use, tax, pension, employee benefit, margin, usury, insolvency or fraudulent transfer laws, rules or regulations, and we do not express or imply any opinion as to compliance by the Company’s Board of Directors with its fiduciary duties under applicable law. We do not express or imply any opinion as to the financial condition, results of operations or solvency of the Company. We neither express nor imply any opinion regarding compliance with Federal, state, blue sky or foreign laws, rules and regulations that apply to misstatements or omissions made in connection with the offer and sale of securities.

Opinions

Based upon and subject to the qualifications herein expressed, we are of the opinion that the Common Shares to be sold under the Underwriting Agreement have been duly authorized for issuance and sale to the Underwriter pursuant to the Underwriting Agreement by all necessary action on the part of the Corporation and, when issued and delivered by the Corporation pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued and fully paid and non-assessable, and will not be subject to the pre-emptive rights of any holders of any security of the Corporation.

We hereby consent to the reference to our firm’s name under the caption “Legal Matters” in the Preliminary Prospectus Supplement, Final Prospectus Supplement and Prospectus filed with the Registration Statement, and the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is solely for the use of the addressee hereof in connection with the transaction noted herein and may not be used or relied upon by any other person or for any other purpose without our prior written consent. This opinion is limited to the matters expressly stated herein, and no opinion or belief is implied or should be inferred beyond the matters expressly stated herein. For greater certainty, we express no opinion as to the contents of the Registration Statement, other than the opinions expressly set forth herein. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking or obligation to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

/s/ TroyGould PC